Exhibit 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/323.0233

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer (800)225-0135 • (214)528-5588

Hallwood Group Announces Proposal From HFL To Acquire

All Outstanding Shares of Common Stock

Dallas, Texas – November 9, 2012 The Hallwood Group Incorporated (NYSE MRK US: HWG) (the “Company”) announced today that on November 6, 2012, the Company received a proposal from Hallwood Financial Limited to acquire all of the outstanding shares of common stock of the Company that it does not beneficially own at a cash purchase price of $10.00 per share. Hallwood Financial Limited, a private limited company organized under the laws of the British Virgin Islands, is controlled by the Company’s Chief Executive Officer and members of his family. Hallwood Financial Limited owns 1,001,575, or 65.7%, of the outstanding shares of the Company.

On November 7, 2012 at the Company’s regularly scheduled board of directors meeting, a special committee, consisting of its independent directors, was formed to consider and negotiate the proposal and to make a recommendation to the full board of directors. The special committee is empowered to retain its own independent legal and financial advisors to assist in its review and negotiation of the proposed transaction. The Company’s shares trade on the NYSE MKT stock exchange under the symbol of HWG and closed on November 5, 2012 (the day prior to the receipt of the offer) at $6.00 per share.

The board of directors cautions the Company’s shareholders and others considering trading in its securities that it has only received the proposal and that no decision has been made with respect to the Company’s response to the proposal. There can be no assurance that any offer will be accepted, that any agreement will be executed or that the transaction contemplated in the proposal or any other transaction will be approved or consummated. The Company does not anticipate making any further public statements about this matter or the activities of the special committee unless and until either it enters into a definitive agreement for a transaction or the special committee determines that no such transaction will be effected.

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